UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

_____________

Filed by the Registrant     ☒      Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

_____________

OMNICOM Group Inc.

(Name of Registrant as Specified In Its Charter)

_____________

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Omnicom Investor Presentation April 2016 Update on Corporate Governance Developments

Index April 2016 1 1. Shareholder Outreach and Engagement 2. Board Responded to Shareholder Concerns - Proposal for Independent Board Chair is Not Warranted 3. Board’s Actions in Response to Shareholder Feedback 4. Expanded and Clarified Lead Independent Director Role 5. Shareholder Proposal Regarding EEO - 1 Disclosure is Unnecessary Given the Fulsome Disclosure Already Provided by the Company

Shareholder Outreach and Engagement Note: Additional details regarding our shareholder outreach effort can be found in the 2016 Proxy Statement April 2016 2 ▪ Last year, a shareholder proposal requiring future Chairmen of the Board to be independent received 54% of the votes cast ▪ To discuss this , we reached out to 68% of our shareholders and engaged with over 50% – Our new Lead Independent Director, Leonard Coleman, was involved in conversations representing 32% of outstanding shares ▪ What we heard from many shareholders was that their vote last year in favor of the shareholder proposal was a way to signal dissatisfaction with the lengthy average tenure of our directors, a lack of meaningful board refreshment and the implications these factors could have on independent oversight

Board Responded to Shareholder Concerns – Proposal for Independent Board Chair is Not Warranted Note: Additional details regarding our shareholder outreach effort can be found in the 2016 Proxy Statement April 2016 3 ▪ The board took significant action to address shareholder concerns regarding tenure and refreshment, including adoption of a mandatory retirement age policy, which will result in six of our current directors leaving the Board over the next two years ▪ Additional changes were implemented – see slide 4 ▪ We believe the changes we made sufficiently address shareholder concerns and that implementation of the independent Chairman shareholder proposal is not warranted and not in the best interest of the Company and our shareholders . We urge shareholders to vote AGAINST a similar shareholder proposal at this year’s annual meeting

Board’s Actions in Response to Shareholder Feedback 4 April 2016 ▪ Initiated shareholder outreach and e ngagement – Reached out to over 68% of our shareholders to discuss a variety of matters, including board leadership and composition, director tenure, board refreshment, succession planning, executive compensation, diversity and inclusion and proxy access ▪ Appointed new Lead Independent Director and enhanced the role – Our independent directors elected Leonard Coleman as our New Lead Independent Director in December 2015 – Formalized the process to require annual election to this role by the independent members of the Board – Expanded responsibilities to encompass those typically associated with the role of Chairman (see slide 5) ▪ Adopted a mandatory retirement age policy – Directors reaching the age of 75 will not stand for reelection effective 12/31/2017, which will result in five current independent directors and the Chairman leaving the Board by the 2018 annual meeting and will allow for an orderly transition ▪ Demonstrated a committed and thoughtful approach to Board refreshment – Two long - serving directors will step down from the Board at the end of their current terms effective at the annual meeting and in accordance with our new retirement age policy – A new independent director, Deborah Kissire , joined the Board and the Audit Committee in March 2016 – The Board is actively overseeing the recruitment of additional independent directors and has engaged an outside search firm to assist in identifying qualified directors ▪ Adopted proxy access – The Board adopted proxy access with terms of 3%, 3 - years, 20% of the Board (with a two - director minimum)

Expanded and Clarified Lead Independent Director Role 5 ▪ The Lead Independent Director is elected annually by the independent directors ▪ The Lead Independent Director would typically serve as a member of the Governance Committee and, as such, participate in director and CEO succession planning ▪ The role encompasses the following: - Preside at executive sessions of the independent directors - Preside at all meetings of the Board at which the Board Chairman is not present - Serve as principal liaison between the independent directors and the Board Chairman and CEO - Oversee the annual Board and committee evaluations - Participate in developing agendas for Board meetings, with the authority to add agenda items - Approve the schedule of Board meetings - Advise the Board Chairman as to the quality, quantity and timeliness of information provided to the Board - Engage and consult with shareholders as part of our shareholder engagement process - Perform such other duties as the Board may from time to time delegate The Board approved changes that strengthen the Lead Independent Director position and responsibilities April 2016 Leonard Coleman New Lead Independent Director Chairman of the Executive Committee and member of the Compensation and Governance Committees

EEO - 1 Disclosure is Already Robust – Shareholder Proposal to Require Additional Disclosure is Unnecessary 6 ▪ 12 professionals dedicated full - time to promoting diversity and inclusion efforts at every level of our organization, including:  Omnicom Professional Employee Network, led by 10 senior - level Chief Diversity Champions , meets quarterly to share best practices and develop tools to incorporate diversity and inclusion initiatives  Commitment to diversity begins in the boardroom; our Board includes four women and two African Americans, including Leonard Coleman, our Lead Independent Director  Omnicom supports ADCOLOR, a network of diverse professionals and champions of diversity and inclusion  Omniwomen serves as a catalyst to increase the influence and number of women leaders across networks  Omnicom has taken an active role in developing supplier diversity ▪ Omnicom already shares the following key diversity statistics on its website:  Of the ~23,000 U.S. employees who are professionals and managers, 24% are multicultural, 54% are women, and only 35% are white men  Multicultural professionals make up 18% of U.S. managers  The U.S. professional talent base is 28% multicultural  Women make up 54% of U.S. managers  These statistics demonstrate the value Omnicom places on workplace diversity and the strength of our efforts to promote professional opportunities for women and minorities The Board urges shareholders to vote AGAINST this proposal on the basis that the Company is deeply committed to diversity and already publishes similar diversity statistics on its website April 2016